Exhibit 3.3
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

l.    Name of Limited Liability Company: Realogy Group LLC.
2.The Certificate of Formation of the limited liability company is hereby amended as follows:
l.    The name of the limited liability company is Anywhere Real Estate Group LLC.
2.The address of its registered office in the State of Delaware is 3411 Silverside Road, Tatnall Building #104, in the City of Wilmington, County of New Castle, State of Delaware 19810.
3.The Certificate of Amendment shall be effective as of 12:01AM June 9, 2022.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 7th day of June, 2022.

By: /s/ Seth. I. Truwit
Name: Seth I. Truwit
Title:    Authorized Person